Exhibit 99.1

NEUROLOGIX COMPLETES ADDITIONAL $7 MILLION FINANCING

Fort Lee, NJ, December 6, 2010 — Neurologix, Inc. (OTCBB: NRGX), a biotechnology company developing innovative gene therapies for disorders of the brain and central nervous system, today announced that it has received additional financing from three of its largest existing investors, or their affiliates: Corriente Advisors; GE Pension Trust; and Palisade Capital Management, LLC. These investors have provided a loan to Neurologix in the aggregate principal amount of $7 million.

The loan bears interest at 10% per annum, matures on October 31, 2011, and is secured by substantially all the assets of the Company. At maturity, the Company will pay an amount equal to 1.2 times the principal amount of the loan, plus accrued interest. In addition, the investors received 7-year warrants exercisable for an aggregate of 2,430,555 shares of the Company’s common stock at an exercise price of $1.44 per share. The investors were granted certain preemptive rights with respect to future financings of the Company and were granted certain registration rights with respect to the shares of the Company’s common stock issuable on exercise of their warrants. The loan will be automatically converted into the preferred stock issued by the Company upon a subsequent preferred equity financing of $30 million or more. MTS Securities, LLC acted as lead placement agent on the financing and Trout Capital LLC acted as an additional placement agent.

“This additional financing reflects the strong support we have from our largest shareholders and the confidence they have in our strategy, technology and ability to bring our novel Parkinson’s gene therapy to market, “ said Clark A. Johnson, President and Chief Executive Officer of Neurologix. “We continue to advance NLX-P101 toward commercialization and will seek additional funding to prepare for and support a pivotal Phase 3 trial.”

About NLX-P101

Neurologix’s investigational AAV (adeno-associated virus) vector gene therapy, NLX-P101, is a novel, non-dopaminergic approach that uses an inhibitory gene (glutamic acid decarboxylase or “GAD”) to selectively alter the neural circuitry affected in Parkinson’s disease and, thereby, normalize brain physiology. Neurologix’s technology is the only gene-based therapeutic approach in development for Parkinson’s disease which bypasses the dopamine system. The Company earlier this year announced positive results in a Phase 2 trial of NLX-P101 in patients with moderate to advanced Parkinson’s disease.

About Neurologix

Neurologix, Inc. is a biotechnology company dedicated to the discovery, development, and commercialization of gene transfer therapies for serious disorders of the brain and CNS. Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. The Company’s current programs address such conditions as Parkinson’s disease, epilepsy, depression and Huntington’s disease, all of which are large markets not adequately served by current therapeutic options. For more information, please visit the Neurologix website at http://www.neurologix.net/.

Cautionary Statement Regarding Forward-Looking Statements

This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

•	The Company is still in the development stage and has not generated any revenues. From inception through September 30, 2010, it incurred net losses and negative cash flows from operating activities of approximately $58 million and $43 million respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

•	The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using NLX-P101. If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

•	There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase 1 clinical trial for the treatment of epilepsy.

•	There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of depression or Huntington’s disease to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase 1 clinical trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information about factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

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Contact:
Neurologix
Marc Panoff, 201-592-6451
Chief Financial Officer
marcpanoff@neurologix.net